Exhibit 99.1

TALOS ENERGY ANNOUNCES FULL YEAR 2019 OPERATING AND FINANCIAL GUIDANCE

Houston, January 16, 2019 – Talos Energy Inc. (“Talos” or the “Company”) (NYSE: TALO) today announced full year 2019 operating and financial guidance (“2019 Plan”) and provided an update on recent events and well results.

2019 Plan Objectives and Highlights

The Company’s 2019 Plan is designed to balance modest production growth and free cash flow generation through the recent commodity pullback by investing in lower-risk US Gulf of Mexico projects, while continuing to invest in the Company’s globally recognized Zama discovery and other exploration drilling in Talos’s prolific acreage position offshore Mexico. The Company forecasts:

•	Positive 2019 free cash flow in the Company’s budget case of $55/bbl WTI and $2.75/MMBtu, as Talos benefits from premium pricing to WTI
•

2019 production sales volumes of 19.5 – 20.4 million barrels of oil equivalent (“MMBoe”), which represents an average daily production of 53 – 56 thousand barrels of oil equivalent per day (“MBoe/d”). This is an increase from the Company’s 2018 guidance of 49 – 53 MBoe/d and is inclusive of an extended shut-in in our Phoenix complex due to the scheduled HP-1 dry dock (more below)

•	2019 capital expenditures of $465 million to $485 million, which is expected to be funded with cash flow from operations, and includes:
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Four US Gulf of Mexico deepwater projects, all of which use nearby infrastructure, including the hook-up of the recently successful Tornado 3 well and drilling and the potential hook-up of three additional impactful projects in our Green Canyon core area

-	Appraisal of the Talos-operated Zama oil discovery and four additional exploration tests in offshore Mexico
-	Four US Gulf of Mexico shallow water drilling projects focused on low-risk development and exploitation with expected short turnaround from drilling to first oil
-	15 to 20 asset management projects on our current producing assets to offset field declines and improve profitability across our assets
-	Significantly reduced P&A spending to approximately half of 2018 guided levels

President and Chief Executive Officer Timothy S. Duncan commented, “We are pleased to present our financial and operational guidance. We believe the 2019 Plan demonstrates the resiliency of our business, as our guidance reflects our expectation to generate free cash flow in the current commodity price environment, and also in a year where we have our largest producing asset shut-in for an extended period in the first quarter for the planned dry-dock of the HP-1. We expect to continue to maintain our ample liquidity and balance sheet flexibility.

“2018 was a transitional year integrating the Talos-Stone merger, as well as other bolt-on transactions, all of which make Talos a stronger company. In 2019 we look forward to continuing to stabilize the business with low-risk subsea tieback projects and a shallow water drilling program with short cycle times. We are also looking forward to delineating our Zama discovery and testing a series of shallow water prospects as part of our previously announced Block 2/31 cross-assignment trade. We believe offshore Mexico has become one of the most sought-after exploration basins in the world and we are focused on achieving first production with a material cash flow impact by the end of 2022. We will provide additional details of our 2019 capital program and progress on our ongoing offshore Mexico activities in the coming weeks.”

2019 FULL YEAR OPERATING AND FINANCIAL GUIDANCE

		Low	High
Production (Net of Royalties)	Oil (MMBbl) Natural Gas (Bcf) NGL (MMBbl) Total (MMBoe) Avg Daily Production (MBoe/d)	14.5 24.5 0.9 19.5 53	15.2 25.0 1.0 20.4 56
Cash Expenses (US$ million)	Lease Operating Expenses(1) Workover & Maintenance G&A(1)(2)	$195 $60 $60	$205 $65 $65
Capex(3) (US$ million)	Capital Expenditures(1) Plug & Abandonment Total Capex	$400 $65 $465	$415 $70 $485
1)	Inclusive of Insurance costs
2)	Excludes non-cash equity-based compensation
3)	Excludes potential acquisitions

HELIX PRODUCER 1 DRY-DOCK AND OTHER DOWNTIME

Helix Producer 1 dry-dock

In the first quarter of 2019, the HP-1 will undergo a regulatory required dry-dock period. Regulators require the ship to go to dry-dock twice every five years. Therefore, in the first quarter of 2019, we expect the Phoenix complex in the Company’s Green Canyon core to be shut-in for approximately 45 – 60 days. The Phoenix complex includes the Tornado, Boris and Typhoon fields.

The impact of the shut-in on the first quarter of 2019 production is estimated to be between 9.0 – 13.0 MBoe/d, whereas the annualized impact for full year 2019 production is estimated to be between 2.0 – 3.0 MBoe/d. This impact is already accounted for in our annual guidance.

In the current commodity price environment, the shut-in represents an estimated cash flow impact of $35 million to $55 million, primarily in the first quarter of 2019.

Other downtime

The Pompano production facility is experiencing an unplanned downtime in conjunction with a compressor repair, which has an expected annualized production impact of 0.5 MBoe/d – 1.0 MBoe/d. Talos expects to have production restored to its full capacity in the facility by the end of January, 2019.

RECENT DEVELOPMENTS AND WELL RESULTS

Gunflint acquisition: on January 11, 2019, Talos acquired an approximate 9.6% non-operated working interest in the Gunflint producing asset for $29.6 million from Samson Offshore Mapleleaf, LLC. Gunflint is located in the Company’s Mississippi Canyon core area. The asset average production for October and November of 2018 was approximately 1.5—1.8 MBoe/d and as of November 30, 2018, had proved reserves of 2.2 MMBoe (approximately 80% proved developed)—both production and reserves net to the Company’s acquired interest.

Zama 2 appraisal well: drilling of the first appraisal well of the Talos-operated Zama discovery is currently ongoing. This is the first of three penetrations expected in the Zama reservoir and progress will be reported shortly. The goals of the first appraisal penetration are to (i) look for a full section of Zama sand in a downdip location, (ii) find the oil water contact within our expected subsea depth range, (iii) understand the rock properties of the aquifer and its potential impact on recovery, and (iv) deepen the well approximately 500 meters to test the Marte exploration prospect.

Tornado 3 well: the Green Canyon block 281 SS003 ST1 well, known as the Tornado 3 well, was drilled to a total depth in December, 2018 of 21,600 feet and logged approximately 200 feet gross and 130 feet net of true vertical pay. The well is expected to be online by early second quarter, 2019, with an expected gross production rate between 10.0 MBoe/d – 15.0 MBoe/d. Talos is the operator and owns a 65% working interest, with Kosmos Energy owning the remaining 35% working interest.

Boris 3 well: the Noble Don Taylor rig, which also drilled the Tornado 3 well, is currently on location drilling the Boris 3 development well. The expected measured well depth is approximately 15,700 feet and the well will be completed and tied-back to the HP-1 upon its return from dry dock, along with the Tornado 3 well. The Boris 3 well is expected to be online in the second quarter with an expected gross production rate between 3.0 MBoe/d – 5.0 MBoe/d. Talos is the operator and owns 100% working interest.

Shelf Drilling Program: the Ensco 75 rig has been working throughout 2018 and will continue working through 2019 on a series of lower risk projects that tie into operated infrastructure. The rig is currently on location drilling the East Cameron 345/359 project, which is expected to reach a total depth of approximately 13,150 feet by the end of the first quarter of 2019. The well is being drilled from the Talos operated East Cameron 345 platform, and, if successful, will generate near term production growth.

Talos has completed the two well program in the Main Pass block 72 (“MP72”) field announced in late 2018. The A-8ST1 is currently producing approximately 1,000 Boe/d gross, of which approximately 84% is oil (approximately 800 Boe/d net) from the BA3 Sand. The A11ST1 well, drilled to an approximate depth of 9,700 feet, penetrated three stacked sands and encountered approximately 130 feet of hydrocarbon pay (approximately 56% oil). The well was completed as a selective single in the BA5 and BA3 sands. The BA5 sand will be produced first with initial production from the A-11ST expected in the first quarter of 2019. The estimated rate for the A-11ST is approximately 1,000 Boe/d gross (approximately 800 Boe/d net). Talos owns a 100% working interest in MP72.

HEDGES

Oil Hedges

Talos has approximately 9.1 MMBbl of 2019 oil volumes hedged at an average price of approximately $55.40/bbl. All hedged oil volumes are fixed swaps.

Natural Gas Hedges

Talos has approximately 14.9 Bcf of 2019 natural gas volumes hedged at an average price of approximately $2.91/Mcf. These volumes are comprised of approximately 11.8 Bcf of fixed swaps at an average price of $2.88/Mcf and approximately 3.1 Bcf of collars at an average floor price of $3.00/Mcf and an average ceiling price of $3.96/Mcf.

ABOUT TALOS ENERGY

Talos is a technically driven independent exploration and production company with operations in the United States Gulf of Mexico and in the shallow waters off the coast of Mexico. Our focus in the United States Gulf of Mexico is the exploration, acquisition, exploitation and development of shallow and deepwater assets near existing infrastructure. The shallow waters off the coast of Mexico provide us high impact exploration opportunities in an emerging basin. The Company’s website is located at www.talosenergy.com.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this communication, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this communication, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.

We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, access to or downtime at third-party infrastructure, potential adverse reactions or changes to business or employee relationships resulting from the business combination between Talos Energy LLC and Stone Energy Corporation, competitive responses to such business combination, the possibility that the anticipated benefits of such business combination are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies, litigation relating to the business combination, and other factors that may affect our future results and business, generally, including those discussed under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 and other filings with the Securities and Exchange Commission.

Should one or more of these risks occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, to reflect events or circumstances after the date of this communication.

Estimates for our future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Our estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Therefore, we can give no assurance that our future production volumes will be as estimated.

Proved reserves attributable to the Gunflint assets as of November 30, 2018 were estimated by Talos Energy Inc.’s internal reserve engineer based upon information furnished by Samson Offshore Mapleleaf, LLC, as seller, but have not been audited or prepared by any third-party independent petroleum engineer.

NON-GAAP FINANCIAL MEASURES

Projected free cash flow is a non-GAAP financial measure defined by the Company as net cash provided by operating activities less capital expenditures, principal payments of the capital lease and changes in operating assets and liabilities No reconciliation between projected free cash flow and net cash provided by operating activities is included in this release, however, because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts, and we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. In particular, reconciliation of projected free cash flow to net cash provided by operating activities is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures such as the measures and effects of stock-based compensation expense specific to equity compensation awards that are directly impacted by unpredictable fluctuations in our stock price and other non-recurring or unusual items such as impairment charges, transaction-related costs and gains or losses on sales of assets. We expect the variability of these items to have a significant, and potentially unpredictable, impact on our future GAAP financial results.

INVESTOR RELATIONS CONTACT

Sergio Maiworm

+1.713.328.3008

investor@talosenergy.com